PGIM INSTITUTIONAL MONEY MARKET FUND,

A SERIES OF

PRUDENTIAL INVESTMENT PORTFOLIOS 2

Supplement dated September 21, 2018 to the
Prospectus dated March 29, 2018 (As Reissued June 14, 2018)

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Effective immediately, the Prospectus of the PGIM Institutional Money Market Fund (the Fund) is amended to delete the section entitled “About the Fund-Introduction” and insert the following:

This prospectus provides information about the PGIM Institutional Money Market Fund (the Fund), a series of Prudential Investment Portfolios 2 (PIP 2).

Shares of the Fund are available for purchase only by investment companies managed by PGIM Investments LLC (PGIM Investments) and certain investment advisory clients of PGIM, Inc. (PGIM), in accordance with applicable provisions of the Investment Company Act of 1940, as amended (1940 Act), and the rules and regulations of the Securities and Exchange Commission (the Commission) under the 1940 Act.

Shares of the Fund have not been registered under the Securities Act of 1933, as amended (Securities Act), or the securities laws of any state. The Fund issues its shares only in private placement transactions in accordance with Regulation D or other applicable exemptions under the Securities Act. This prospectus and the related Statement of Additional Information are not an offer to sell, or a solicitation of any offer to buy, any security to the public within the meaning of the Securities Act.

Shares of the Fund are subject to restrictions on transferability and resale and may not be transferred or resold except as permitted under the Securities Act. Shares may be redeemed only in accordance with the procedures set forth in this prospectus and the related Statement of Additional Information.

LR1098